Exhibit 23.1

[Letterhead of Ernst & Young LLP]

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wintrust Financial Corporation 2007 Stock Incentive Plan of our reports dated March 1, 2011, with respect to the consolidated financial statements of Wintrust Financial Corporation and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois November 4, 2011